MILLERCOORS BOARD OF DIRECTORS NAMES GAVIN HATTERSLEY CEO
Hattersley Follows Leo Kiely and Tom Long as Third CEO of MillerCoors Joint Venture

September 8, 2015 (London and Denver) – The Board of Directors of MillerCoors, the U.S. and Puerto Rican joint venture between SABMiller plc (LN:SAB; OTC:SABMRY) and Molson Coors Brewing Company (NYSE: TAP; TSX: TPX), today named Gavin Hattersley to the role of chief executive officer, following former CEO Tom Long, who retired on June 30, 2015. Hattersley, 52, had been serving as the interim CEO of MillerCoors since July 1, in addition to his role as chief financial officer of Molson Coors.

“Gavin is the right person to lead MillerCoors forward,” said Pete Coors, chairman of the MillerCoors Board of Directors and vice chairman of Molson Coors. “Gavin has a great handle on what needs to be done to achieve growth at MillerCoors and he has the complete confidence of the Board, the employees and the distributor network to achieve this aspiration.”

“Gavin knows both parent companies incredibly well and he knows the MillerCoors business better than anyone,” said Alan Clark, Chief Executive of SABMiller. “In his few short months as interim leader, he has quickly taken action across a number of areas. He has shown a deep understanding of the strategic issues facing the business and the need to prioritize returning MillerCoors to total volume growth in the years ahead.”

“Gavin combines his business knowledge with a healthy dose of impatience that’s needed at MillerCoors,” said Mark Hunter, CEO of Molson Coors. “MillerCoors has a tremendous portfolio of brands and they deserve a leader who will be able to focus all of his energy and efforts against growing the business.”

“I am humbled and honored to lead MillerCoors forward,” said Hattersley. “The passion and energy that our employees and distributors have for growing this business is awesome. We have a lot of work to do to meet our ambitious goals, but we have the people, brands and firepower to do it. My job is to galvanize and focus our collective efforts and inspire the company to take smart risks, execute the right ideas and, ultimately, grow our total volume and shareholder value.”

Hattersley’s appointment is effective immediately. He follows Tom Long and Leo Kiely as the previous two CEOs of the MillerCoors joint venture. Hattersley and his wife, Terry, will relocate to Chicago.

Molson Coors has begun the process of identifying Hattersley’s successor as CFO. Hattersley will remain in a dual capacity as MillerCoors CEO and CFO of Molson Coors until mid-November.

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Overview of MillerCoors

Through its diverse collection of storied breweries, MillerCoors brings American beer drinkers an unmatched selection of the highest quality beers steeped in centuries of brewing heritage. Miller Brewing Company and Coors Brewing Company offer domestic favorites such as Coors Light, Miller Lite, Miller High Life and Coors Banquet. Tenth and Blake Beer Company, our craft and import division, offers beers such as Leinenkugel’s Summer Shandy from sixth-generation Jacob Leinenkugel Brewing Company and Blue Moon Belgian White from modern craft pioneer Blue Moon Brewing Company, which celebrates its 20th Anniversary this year. Tenth and Blake also operates Crispin Cidery, an artisanal maker of pear and apple ciders using fresh-pressed American juice. The company imports world-renowned beers such as Italy’s Peroni Nastro Azzurro, the Czech Republic’s Pilsner Urquell and the Netherlands’ Grolsch.

MillerCoors also offers pioneering new brands such as the Redd’s franchise, Redd’s Wicked and Smith & Forge Hard Cider. MillerCoors seeks to become America’s best beer company through an uncompromising promise of quality, a keen focus on innovation and a deep commitment to sustainability. MillerCoors is a joint venture of SABMiller plc and Molson Coors Brewing Company. Learn more at MillerCoors.com, at facebook.com/MillerCoors or on Twitter through @MillerCoors.

Overview of SABMiller

SABMiller is in the beer and soft drinks business, bringing refreshment and sociability to millions of people all over the world who enjoy our drinks. The company does business in a way that improves livelihoods and helps build communities.

SABMiller is passionate about brewing and has a long tradition of craftsmanship, making superb beer from high quality natural ingredients. Our local beer experts brew more than 200 beers from which a range of special regional and global brands have been carefully selected and nurtured.

SABMiller is a FTSE-20 company, with shares trading on the London Stock Exchange, and a secondary listing on the Johannesburg Stock Exchange. The group employs around 69,000 people in more than 80 countries, from Australia to Zambia, Colombia to the Czech Republic, and South Africa to the USA. Every minute of every day, more than 140,000 bottles of SABMiller beer are sold around the world.

In the year ended 31 March 2015, SABMiller sold 324 million hectolitres of lager, soft drinks and other alcoholic beverages, generating group net producer revenue of US$26,288 million and EBITA of US$6,367 million.

Further information is also available on:
www.sabmiller.com
www.facebook.com/sabmiller
www.twitter.com/sabmiller
www.youtube.com/sabmiller

Overview of Molson Coors

Molson Coors Brewing Company is one of the world’s largest brewers. The Company’s operating segments include Canada, the United States, Europe, and Molson Coors International (MCI). The Company has a diverse portfolio of owned and partner brands, including signature brands Carling, Coors Banquet, Coors Light, Molson Canadian and Staropramen. Molson Coors is listed on the 2014/2015 Dow Jones Sustainability World Index (W1SGITRD), the most recognized global benchmark of sustainability among global corporations. For more information on Molson Coors Brewing Company, visit the company’s website, www.molsoncoors.com.

Contacts
For further information, please contact:

MillerCoors
Pete Marino    Chief Communications Officer    312-496-2971
Jon Stern    Media Relations    312-402-7167

SABMiller
Richard Farnsworth    Media Relations    +44 7734 776 317

Molson Coors
Colin Wheeler    Media Relations         303-927-2443

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